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Exhibit  21.01

Subsidiaries of Healthworld Corporation

Name of Entity                                     Jurisdiction of Organization
--------------                                     ----------------------------

Girgenti, Hughes, Butler & McDowell, Inc.          State of New York
(also d/b/a "GHBM and "Rubin Ehrenthal")

Black Cat Graphics, Inc.                           State of New York
(also d/b/a "Studio Temps")

Brand Research Corporation                         State of New York

Medical Education Technologies, Inc.               State of New York

GHBM, Inc.                                         State of New York

Syberactive, Inc.                                  State of Illinois

Healthworld International Holdings, Inc.           State of Delaware

Headcount LLC                                      State of Delaware

Healthworld Holdings Limited                       England

Milton Marketing Group Limited                     England

Milton Marketing Limited                           England
(also d/b/a "Milton Healthworld", "Milton
Broadway and "Milton PDM")

PDM Communications Limited                         England
(also d/b/a "Milton PDM")

Effective Sales Personnel Limited                  England
(also d/b/a "Headcount Field Marketing",
"Medical Headcount and "Merlink")

Milton Cater Limited                               England

Milton Headcount Limited                           England
(also d/b/a "Effective Sales Personnel",
"Headcount Field Marketing", "Medical
Headcount" and "Merlink")

Colwood House Medical Publications Limited         England

Healthworld B.V.                                   The Netherlands

HFT                                                France

Torrent S.A.                                       France

Katchina SARL                                      France

Aigue Marine SARL                                  France

CPA Espana, S.L.                                   Spain